                                                FILED PURSUANT TO RULE 424(b)(2)
                                                 REGISTRATION FILE NO. 333-55192

                    SUPPLEMENT NO. 1 DATED FEBRUARY 20, 2001
                     TO PROSPECTUS DATED FEBRUARY 13, 2001
                        RELATING TO 33,089,336 SHARES OF
                         STAR TELECOMMUNICATIONS, INC.
                                  COMMON STOCK
                            ------------------------

    The purpose of this supplement is to provide information that constitutes a substantive change from, or addition to, the information set forth in the prospectus dated February 13, 2001, forming a part of registration statement no. 333-55192 on Form S-1.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

NAME                                                AGE                            POSITION(S)
----                                        --------------------   -------------------------------------------
Steve N. Carroll..........................           51            Director

Bryan L. Engle............................           43            Special Director

Alan I. Rothenberg........................           61            Director

    STEVE N. CARROLL has served as one of our directors since February 2001.
Mr. Carroll currently serves as chairman of Storm Telecommunications Limited, an optical networking company and as chairman of Access:7, a DSL carrier in Germany. He previously served as chairman of LCR Telecom Group, Inc., an international telecommunications company. Mr. Carroll is also a founder and served as a director of Pangea Submarines Systems LLC, a company developing a fiber optic cable system to be operated between London and Helsinki. From 1995 until 1997, Mr. Carroll served as the president of WorldCom Europe, an international telecommunications company. Mr. Carroll is a class III director.

    BRYAN L. ENGLE has served as one of our directors since February 2001.
Mr. Engle founded, and serves as president of, Asset Recovery Services, Inc., a firm that restructures underperforming companies, in January 2000. From April 1999 to December 1999, Mr. Engle served as chief executive officer of National Telecommunications, Inc., a bundled telecommunications reseller. Mr. Engle served as a consultant for various telecommunications companies from 1997 until 1999. From 1995 until 1997, Mr. Engle served as a principal of Capitol Communications Cooperative, a telecommunications company, and United States Digital Network, a facilities-based telecommunications company. Mr. Engle serves as our special director and will be elected with our class III directors.

    ALAN I. ROTHENBERG has served as one of our directors since February 2001. Mr. Rothenberg currently serves as a mediator with ADR Services, a mediation and arbitration firm. From 1990 until he joined ADR Services, he was a partner at Latham & Watkins, a law firm in Los Angeles, California. Mr. Rothenberg is a founder of, and serves as a director of, Major League Soccer. Mr. Rothenberg is a class III director.

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
                       PRINCIPAL AND SELLING STOCKHOLDERS

                                      SHARES BENEFICIALLY                                 SHARES BENEFICIALLY
                                             OWNED               SHARES TO BE SOLD               OWNED
                                      BEFORE OFFERING(1)          IN THE OFFERING           AFTER OFFERING
                                    -----------------------   -----------------------   -----------------------
NAME                                  NUMBER     PERCENTAGE     NUMBER     PERCENTAGE     NUMBER     PERCENTAGE
----                                ----------   ----------   ----------   ----------   ----------   ----------
Steve N. Carroll..................          --        --              --        --              --        --
Bryan L. Engle....................          --        --              --        --              --        --
Alan I. Rothenberg................          --        --              --        --              --        --
All directors and executive
  officers as a group (11
  persons)(15)....................   2,962,809       4.3%             --        --       2,962,809       3.2%

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